Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated June 16, 2006 (except Note 14, as to which the date is February  , 2007), in Amendment #1 to the Registration Statement (Form S-1 No. 333-138952) and related Prospectus of Stewart & Stevenson, Inc. for the registration of shares of its common stock.
Houston, Texas
The foregoing consent is in the form that will be signed upon the completion of the Corporate Conversion and the restatement of capital accounts described in Note 14 to the financial statements.
Houston, Texas
January 30, 2007